Exhibit 99.2

MMS - MAXIMUS Initiates Arbitration Related to Its Subcontract on the Texas Integrated Eligibility Project

December 21, 2006, 4:30PM ET

CORPORATE PARTICIPANTS

 Lisa Miles

 MAXIMUS – Director of Investor Relations

 Rich Montoni

 MAXIMUS - CEO

CONFERENCE CALL PARTICIPANTS

 George Price

 Stifel Nicolaus - Analyst

 Jason Kupferberg

 UBS - Analyst

 Charles Strauzer

 CJS Securities - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, welcome to MAXIMUS’ update on Texas Integrated Eligibility Project. (OPERATOR INSTRUCTIONS).

At this time I would like to turn the call over to Lisa Miles, Director of Investor Relations.

Lisa Miles  - MAXIMUS - Director-IR

Thank you. Good afternoon and thank you for joining us. On the call today is Rich Montoni, Chief Executive Officer, to discuss this afternoon’s announcement that MAXIMUS has initiated arbitrations related to a subcontract agreement with Accenture on the Texas Integrated Eligibility project. As you can appreciate and because of the nature of the arbitration, we are limited in our disclosures and will limit the Q&A session following our prepared remarks.

So before we begin I would like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions and actual events and results may differ materially as a result of risks we face including those discussed in Exhibit 99.1 of our SEC filings. We encourage you to review a summary of these risks in our most recent 10-K filing with the SEC on December 13, 2006.

The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances. With that I will turn the call over to Rich.

 Rich Montoni  - MAXIMUS - CEO

Thank you, Lisa. Good afternoon and as disclosed in our press release issued after market today, MAXIMUS has initiated an arbitration process against Accenture to resolve certain disputes related to its subcontract agreement under the Texas Health and Human Services Integrated Eligibility project. The purpose of today’s call is to advise you of the important developments that were announced today. At this point in time, we are not in a position to provide financial updates as it relates to this matter. It will take some time to work through much of these details — some of which remain open as I’m certain you can understand.

As we have previously disclosed, MAXIMUS has been in ongoing negotiations on this subcontract with Accenture, as it relates to scope and responsibilities, as part of our involvement in Texas Access Alliance. However, earlier today the Texas Health and Human Services Commissioner announced a new strategy for the Integrated Eligibility program.

MAXIMUS is not party to the finalization of that strategy, despite the fact that we have been acting and negotiating in good faith for Accenture.

Under the new strategy, MAXIMUS will reduce its overall scope of work but will continue to operate on certain components of the program. Let me walk you through the details here.

Point 1, MAXIMUS will keep the Medicaid enrollment broker operations which we have been running for several years and are performing well today. In fact we ran this program before it was rolled into this overall umbrella project. This review is positive. 2, as noted in the state’s announcement we will transition the chip operations to Accenture. This is in line with our rebalancing direction and this is part of the long-term vision by the state to integrate chip operations into the Integrated Eligibility program; and as a result, this has been reassigned.

MAXIMUS is prime operator in a number of highly successful programs across the nation. In fact we do this — we are prime operator for some of the nation’s largest states. We expect that we will continue to be a leader in the chip marketplace.

Third point. [That sphere] of integrated eligibility. This remains to be the threshold area which will require future results.

Now MAXIMUS has put forth a substantial effort to move this program along and best position it for success. But as you know, MAXIMUS has incurred substantial losses on this contract. You may recall that in fiscal 2006 our losses totaled $49.4 million, solely related to this project.

As I’ve previously noted on other conference calls we need to eliminate these recurring losses. The MAXIMUS Board of Directors and the management team are committed to our shareholders’ best interest; and the level of losses to MAXIMUS simply cannot and should not continue. We believe the program revisions do not provide an economically viable model for MAXIMUS. We don’t believe this new strategy fully aligns with the best interest of our shareholders. As a result, we felt our best course of action was to initiate an arbitration process.

Now because of the nature of the arbitration, we are limited in our disclosures at this time. But the primary claims to the arbitration are as follows.

1, Accenture’s attempt to misappropriate MAXIMUS intellectual property. 2, Accenture’s failure to deliver acquired technology under the subcontract. 3, Accenture’s unilateral negotiation of issues with the Texas Health and Human Services Commission that have a direct effect on MAXIMUS. 4, Accenture’s unfounded assertions that MAXIMUS had breached its obligations with respect to the chip program under the subcontract. And 5, Accenture’s imposition of excessive and unsubstantiated cover costs on MAXIMUS, arising out of the amendment to the subcontract which we entered into last spring.

While we cannot predict the outcome of the arbitration proceedings we intend to aggressively pursue our rights and remedies against Accenture to resolve the current dispute. We are also not in a position at this time to assess any impact the arbitration process may have on the Company’s operating results or financial condition.

Additionally, on November 15th, we had provided financial guidance for fiscal 2007 which included our outlook for the Texas project in the coming year. However we cannot reiterate this guidance or offer revised guidance at this time.

We firmly believe that we are taking the right course of action considering the current set of circumstances. Since returning as CEO in April, I have been committed to articulating and implementing a strategy that emphasizes profitable work with clearly defined scope. We have also worked to address head-on legacy overhang issues, to focus our business and strengthen the Company for the long haul. Today’s action — while a difficult step — is necessary and in the best interest of MAXIMUS, our employees and, most importantly, our shareholders.

In fact this action is reflective of our previously stated intent to bring resolution to this matter.

In just a moment, I would like to open the call up to questions. As today’s development centers around legal action, please recognize that we are limited in our ability to comment beyond our prepared remarks. However, we would like to answer questions to the extent possible. With that, operator, let’s open the call to questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) George Price with Stifel Nicolaus.

 George Price  - Stifel Nicolaus - Analyst

First question is, can you elaborate at all on the terms that Accenture and the state negotiated as they relate to MAXIMUS? What’s so onerous about them?

 Rich Montoni  - MAXIMUS - CEO

Just a perspective comment to begin with. The negotiations between the state and Accenture is — as it relates to the prime contract and the state is not party to the subcontract. So it is best viewed as two separate arrangements. So much of what you read — and if you have not taken a look at the press release issued by the state, I would encourage you to do so — is in the perspective of the prime. We have not agreed to any slowdown of those terms and provisions with Accenture. That all remains to occur.

 George Price  - Stifel Nicolaus - Analyst

So, okay, but I guess what’s the — I am just trying to gauge when you say that their — that the new strategy is not economically viable to MAXIMUS, why is that? What is not economically viable? What is Accenture trying to impose on you beyond what you have discussed previously?

 Rich Montoni  - MAXIMUS - CEO

The way I would answer that, George, is to say that if you took the prior contract, the terms, conditions, the planned elements and then looked at the revised program from a global perspective and maintained the same terms and conditions, based on our estimates it did not get us to what we would deem to be an acceptable range of economic viability.

 George Price  - Stifel Nicolaus - Analyst

Is this company liability or cont— just — ?

 Rich Montoni  - MAXIMUS - CEO

Contract. Economic viability of the terms and conditions under which MAXIMUS would operate on the Texas project. I’m not referring to MAXIMUS economic viability as an entity. I am referring to the project.

 George Price  - Stifel Nicolaus - Analyst

Okay.  All right. Second question I guess is on a go-forward basis, what is — can you tell us about what the economics of the enrollment broker portion of the contract are going to be? I know — I believe that that was probably scaled back from a revenue perspective versus the run rate before you entered into the contract as a sub to Accenture.

But how much revenue are you expecting from this going forward? What kinds of levels of profitability etc.?

Rich Montoni  - MAXIMUS - CEO

Yes; what I’m going to do is avoid for the moment since bifurcating the revenue stream and the profit/law stream between the prior components and the likely ongoing components, George. I will tell you I view it not so much as a revenue stream issue but really a law stream issue. I do believe that our ongoing involvement in the enrollment broker program is something we would like to do. We think we can run it profitably and we believe the state wants us to continue to run that.

George Price  - Stifel Nicolaus - Analyst

Okay, thank you.

Rich Montoni  - MAXIMUS - CEO

You bet, George.

Operator

 (OPERATOR INSTRUCTIONS).  Jason Kupferberg with UBS.

 Jason Kupferberg  - UBS - Analyst

My question is as far as next step and milestones here, obviously, you are initiating your arbitration proceedings. I mean, just give us a sense of the process. Like who is the actual arbiter here? And what are the steps that need to be taken to try to drive some resolution over time here?

 Rich Montoni  - MAXIMUS - CEO

That’s a good question and, Jason, I know you appreciate the nature of arbitration. There’s a 15-day period here that we have to go through to try to resolve matters between the parties. If that is not successful then it is — the designated arbitrator is the American Arbitration Association — AAA. I think the venue is designated this time to be Chicago. So the next step would be for the parties to move forward and get a specific designation.

 Jason Kupferberg  - UBS - Analyst

 Okay, but you don’t have a sense of how long that process will take, the actual arbitration process?

 Rich Montoni  - MAXIMUS - CEO

I think I would distinguish it. I mean, the formalities of starting the process are pretty clear cut. It doesn’t take a whole lot of time. The real — the fundamental question and the one that is tough to gauge is how long does an arbitration process take. As you can appreciate it, this is a very complex situation. So I would expect this is the sort of thing that could take quite a period of time. If that is the path, that ultimately is the final path.

 Jason Kupferberg  - UBS - Analyst

Okay, now in the meantime, while that arbitration process runs its course, do you guys have any visibility in terms of what the financial results of the project are going to be? I know, obviously provided guidance that you are not reaffirming today, but the scope is clearly changing. I guess what I’m asking is, until the arbitration is done, does this kind of unilateral agreement between Accenture and the state — essentially does that hold until an arbitrator potentially decides that it doesn’t?

 Rich Montoni  - MAXIMUS - CEO

I think there are lots of moving parts of this point in time and I can appreciate you being very curious in terms of where will we end and what’s the financial ramifications of it. It’s just not possible to go through all those permutations. But I will say there’ll be a period of time here, likely 30 days, when the parties are sorting out exactly what happens from a transition perspective, from an ongoing perspective.

How’s that handled?  The real answer is stay tuned in that regard, Jason.

 Jason Kupferberg  - UBS - Analyst

Can you just clarify when you did have the guidance in place and you had said 20 to 30 million pretax off for fiscal ‘07 period was that all cash? Or was that — was there some non-cash in that? I can’t recall.

 Rich Montoni  - MAXIMUS - CEO

The $20 to $30 million was all cash and you may recall that when we talked about that forecast that forecast was based upon a very important assumption. And that was the status quo. That was the financial estimates of our forecast of the operation as we knew it at that time. That level, pilot level, no increase, no decrease; and certainly not the ramifications that might prevail from these new developments.

 Jason Kupferberg  - UBS - Analyst

Okay, and sorry - one last quick question.  Can we assume until this arbitration proceeding kind of runs its course that all kinds of balance sheet strategy type issues are still being tabled? In terms of cash deployment plans or (MULTIPLE SPEAKERS)? I didn’t see any mention of that in your press release.

 Rich Montoni  - MAXIMUS - CEO

 I think that is a fair assumption. (MULTIPLE SPEAKERS) good assumption.

 Jason Kupferberg  - UBS - Analyst

 All right. Thanks for doing the call.

Rich Montoni  - MAXIMUS - CEO

Okay, thank you.

Operator

 Charles Strauzer with CJS Securities.

Charles Strauzer  - CJS Securities - Analyst

Good evening.

Rich Montoni  - MAXIMUS - CEO

Good evening, Charles.

Charles Strauzer  - CJS Securities - Analyst

Couple of questions. On the last conference call you talked about the CHIP program meeting key performance requirements under the contract that you had had there; and yet the state said today in their press release that they were moving that away to Accenture and talked about some, you know, things that were troubling them in terms of additional documents being sent out. Things like that. What was it that has changed in the last 30 days that has caused the state to, kind of, take that program away from you?

 Rich Montoni  - MAXIMUS - CEO

First off I believe you are right in terms of we have told folks that we have been meeting KTR as under the contract and that was true and that remains true. I believe the dynamics in this situation are 1, it is something that’s very — I will say in the public eye; and I think that was a factor. I also believe that the long-term intent of the parties is that the CHIP program will be integrated with the integrated eligibility program. So, long-term that’s deemed to be — it’s deemed to be better that one party handled the CHIP program particularly as we get into how do you integrate it into integrated eligibility.

 Charles Strauzer  - CJS Securities - Analyst

Okay, so, but basically what kind of changed in Texas (indiscernible) it sounds like they said that there was some unnecessary — what is (indiscernible) applicants and things like that? But there really wasn’t any kind indication of this previously.  What, you know, kind of changed in the politician’s mind that was different there?

 Rich Montoni  - MAXIMUS - CEO

Boy, that’s a tough one to answer, Charles. I do think in the state’s view, I think they have very very high standards in terms of processing; and this is a young system. It is a system we’re building under the situation. We think for a young system it was performing quite well and as you can appreciate the people who represent oftentimes kids and poor people in situations like this or we just have a very high standard terms of any level of error.

We think it was — the processing was within acceptable standards. Evidence the fact that we are performing pursuant to KTRs. So I think a bit of what you are hearing is simply just the high standards of the state.

 Charles Strauzer  - CJS Securities - Analyst

 Got it. Because obviously you have done a good job in several other states of comparable size.

 Rich Montoni  - MAXIMUS - CEO

 We really have and this is a sense of pride in terms of doing it alone too. So we do a great job when we do it alone in CHIP programs and in this case, you know, one operator makes an awful lot of sense.

 Charles Strauzer  - CJS Securities - Analyst

The one thing that’s — if you can help us simplify this a little bit. It sounds like, you know, the state went back to revise the contract with Accenture, shortened the time frame of it and shifted scope around. But did Accenture offer to revise your contract as well or did they hold fast on the contract they already had in place with you? What — can you give us a little more color behind that as well?

Rich Montoni  - MAXIMUS - CEO

Well, I think you need to realize that — first things first — it makes sense to put in place a revised prime contract and set that in the right direction. I’d also say that one important thing here is it is worthy to take note of the Commissioner’s comments as it relates to building a new system. And I’ve said many many times that this [IE] component is much akin to research and development in this industry and it’s very very important to the states. And that is what Texas has been dealing with.

So what you’re seeing is the natural course of how do you take what you’ve learned and how do you redirect it in a positive fashion. So and that’s natural consequence of discussions with Accenture and the state. Unfortunately MAXIMUS was not part of those negotiations; and we don’t have in place the pieces that MAXIMUS believe are necessary to advance the best interests of our shareholders.  So the next step in this whole process is to find something that fits for our shareholders.

 Charles Strauzer  - CJS Securities - Analyst

So a better way to say it is it sounds like you are being made the scapegoat at Accenture’s behalf in these negotiations without much say in the matter.

 Rich Montoni  - MAXIMUS - CEO

Well, we have a lot of say in the matter. We are an important player and we have legal remedies, we have rights, we have a contract which we think has been violated and that’s quite frankly the purpose of this action.

 Charles Strauzer  - CJS Securities - Analyst

 Excellent, thank you very much.

Rich Montoni  - MAXIMUS - CEO

You bet.

Operator

 Steve (indiscernible) with Cedar Creek Management.

Unidentified Speaker

I’m trying to understand this a little bit as well. Were you happy with the way that you were progressing towards the target of $20 to $30 million X whatever happened here recently in the unilateral negotiations? Was that progressing? There were things you had under control and were targeting towards that number and shrinking the losses as we moved along in time. Was that going on plan?

 Rich Montoni  - MAXIMUS - CEO

I think that’s right. I think we felt comfortable with our $20 to $30 million. We knew that the losses would be more front-ended. We expected there were some things that would be put in place — plans and actions, etc. — that would lessen the losses as we moved forward. But by and large I think that we, you know — prior to these developments, we felt that was a reasonable estimate for the year. But again I need to emphasize that the underlying assumption was something that we are very adamant to change. All along we said we need to eliminate this as a recurring situation at MAXIMUS. So our focus is — then to a course of action that drive some certainty to the situation and finality to it.

Unidentified Speaker

 So that was going fine but then they — something happened between the state and Accenture that blew that up. You said that those estimates were based on the operations at that time. At the pilot level, no increase, no decrease.

I’m not quite sure what that means. Did they say — here’s some cost and let’s put them on I take MAXIMUS and we dump the money and you have X millions of dollars per month more. Is that your invoice to pay or your cost to absorb? And is that the issue? Or is the knowing — there is a decrease or an increase or — that phrasing I didn’t understand.

 Rich Montoni  - MAXIMUS - CEO

 I would look at it not so much as what occurred between the state and Accenture as it impacts the $20 to $30 million estimated operating loss. More so, I think the discussions and the big variables are what transactions do you get paid for. What is the price you get paid for those transactions? And what volumes do you handle across the state? Keep in mind the [ED] and CHIP programs are already implemented statewide. It is the IE program that has been running on a pilot level basis about 3% of the state.

And, so the big question is what happens when you roll that out across the entire state. That is the one where the economics don’t work for MAXIMUS. So in our initial assumptions $20 to $30 million we had assumed the same of the status quo — the 3% of the state — not rolling it out to ultimately 100%.

So the contract called for rolling it out to 100%, ultimately. So the concern becomes what happens to the losses as you ramp up that situation. So the discussion with the state was necessary to avoid even larger losses than $20 to $30 million a year. And we certainly didn’t want them to be recurring through the termination of the contract in June of 2010. That’s really what was at stake here.

Unidentified Speaker

 So at a 3% of the state as this is like a pilot level you can, kind of stomach the losses with the extra labor. I guess what I’ve read is that the idea was, you were going to be doing data entry and these have turned into casework. And that is fine if it’s only 3% but because of the whole darned state and you are doing casework at a data entry price — that’s just not possible.

 Rich Montoni  - MAXIMUS - CEO

 That’s exactly right. That’s just not possible.

Unidentified Speaker

 Okay, All right. Thanks.

Operator

 At this time, we have no further questions. Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering pin number 5203. Again that phone number is 1-800-207-7077, pin number 5203. Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation. You may now disconnect.